Exhibit 99.1

On January 21, 2021, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $978.5 million today announced operating results for the quarter and year ended December 31, 2020, unaudited.

For the quarter ended December 31, 2020, the Corporation reported net income of $1,749,000, or $0.54 basic earnings per share. This compares to the fourth quarter of 2019 net income of $4,144,000, or $1.27 basic earnings per share. The decrease in operating results for the fourth quarter of 2020 as compared to the same period in 2019 was primarily attributable to an increase in the provision for loan losses of $1,600,000, an increase in non-interest expenses of $1,733,000, and a decrease in non-interest income of $672,000, offset by an increase in net interest income of $1,489,000 and a decrease in the provision for income taxes of $121,000. The increase in net interest income resulted from Paycheck Protection Program (PPP) loans, including fees of $1,583,000, as well as a decrease in interest expense of $637,000 resulting from lower rates. The increase in the provision for loan losses was due to an increase in qualitative factors applied to the outstanding loan balances in response to uncertainties related to COVID-19.

Net income for the year ended December 31, 2020 totaled $13,755,000, or $4.21 basic earnings per share, compared to $10,661,000, or $3.26 basic earnings per share for the same period in 2019, an increase of $3,094,000 (29.0%). The increase in operating results for the year ended December 31, 2020 as compared to the year ended December 31, 2019 was primarily attributable to increases in net interest income of $4,147,000, and non-interest income of $11,952,000, offset by an increase in the provision for loan losses of $5,650,000, an increase in non-interest expenses of $6,048,000, and an increase in the provision for income taxes of $1,307,000. Similar to the fourth quarter results, the increase in net interest income for the year resulted from PPP loans, including fees of $2,429,000, and lower deposit interest rates. The increase in the provision for loan losses was attributable to an increase in qualitative factors in response to the COVID-19 uncertainties.

For the quarter ended December 31, 2020, non-interest income was $4,902,000, compared to $5,574,000 for the fourth quarter of 2019, a $672,000 decrease. For the year ended December 31, 2020, non-interest income was $27,000,000 compared to $15,048,000 for the same period in 2019, an increase of $11,952,000 (79.4%), which was attributable to increases in gain on sales of loans of $15,068,000, and gain on sales of securities of $285,000, offset by a decrease in other non-interest income of $3,401,000. The significant increase in gain on sale of loans was attributable to an increase in loan activity by the residential mortgage and governmental lending operations, along with an increase in the average gain on sale per loan. During the year ended December 31, 2020, there were 1,892 loans sold totaling $497 million, compared to 1,030 loans sold totaling $246 million during the same period of 2019. The average loan sale gain for the year ended December 31, 2020 increased 44.9% to approximately $12,800, as compared to the same period of 2019. The decrease in other non-interest income was primarily related to fluctuations in income from the Corporation’s loan hedging program.

For the quarter ended December 31, 2020, non-interest expenses were $10,065,000, compared to $8,332,000 for the fourth quarter of 2019, a $1,733,000 (20.8%) increase.  The significant quarter-over-quarter increases include salaries and benefits expense of $888,000 (17.7%), loan fees of $177,000, equipment service expense of $160,000, advertising and marketing expense of $131,000, information technology expense of $106,000, and data processing expense of $75,000.

For the year ended December 31, 2020, non-interest expenses were $37,165,000 compared to $31,117,000 for the same period of 2019, a $6,048,000 (19.4%) increase, which was attributable to increases in salaries and benefits expense of $3,461,000, loan fees of $682,000, data processing expenses of $323,000, equipment service expense of $298,000, advertising and marketing expense of $273,000, and an increase in consultant fees of $200,000.

Total assets amounted to $978.5 million at December 31, 2020, compared to $880.0 million at December 31, 2019, increasing $98.5 million (11.2%). The increase in total assets was primarily the result of increases of $51.8 million (9.1%) in net loans, $30.4 million in cash and cash equivalents, $11.0 million in securities available-for-sale, and $3.1 million in loans held for sale. Deposits during this same period increased $131.2 million (18.6%), and Federal Home Loan Bank borrowings decreased $50.0 million. The increase in loans included the impact of the Corporation originating $125.7 million of PPP loans during the second and third quarters of 2020. These loans have also had a positive impact on deposit balances. The increase in loans held for sale is a result of the significant increase in mortgage banking activity experienced throughout the majority of 2020.

Shareholders’ equity increased from $94.8 million at December 31, 2019 to $111.6 million at December 31, 2020. This increase was primarily the result of net income during the year ended December 31, 2020 of $13,755,000 and an increase in unrealized securities gains, net of tax of $4,483,000, offset by dividends paid of $1,668,000. The increase in unrealized securities gains during the year ended December 31, 2020 was attributable to the Federal Reserve decreasing the Federal Funds Target Rate by 150 basis points (1.50%) during March 2020, in response to the COVID-19 pandemic.  Net unrealized gains and losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Paulding, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Paulding, Pemberville, Plymouth and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2019 Form 10-K.